Exhibit 99.1
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December 21, 2001

FOR IMMEDIATE RELEASE
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                      MONTEREY BAY BANCORP, INC. ANNOUNCES:
                      ADOPTION OF STOCK REPURCHASE PROGRAM

                                                       Common Stock Symbol: MBBC
                                                          NASDAQ National Market

         Watsonville, CA. December 21, 2001. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today announced the adoption of a stock repurchase program with an authorization to acquire up to 114,035 shares of its common stock, equivalent to 3.3% of the common shares currently outstanding.

         The repurchases will be made in open-market transactions or in privately negotiated transactions pursuant to the terms of the Company's repurchase program. Repurchased shares will become Treasury Stock and will be utilized for general corporate and other purposes, including the issuance of shares in connection with the exercise of stock options.

         Commenting on the announcement, C. Edward Holden, Chief Executive Officer and President, stated, "This repurchase authorization updates and completes a 10.0% repurchase authorization first announced in December 1998. The strategic and financial progress achieved in the past year has placed the Company in the position of being able to resume stock repurchases, which since the initial public offering in 1995 have totaled in excess of 1.2 million shares. Having an active stock repurchase authorization complements the Company's focus on stockholder value. Directors are paid their retainer fees exclusively in Company common stock and stock based compensation represents a significant portion of Management's total compensation."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the possibility that the Company will not be successful in achieving its strategic and financial objectives and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                        For further information contact:
                        --------------------------------

C. Edward Holden                                 Mark R. Andino
Chief Executive Officer               or         Chief Financial Officer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com

                             General communication:
                             ----------------------
                            INFO@MONTEREYBAYBANK.COM
                             www.montereybaybank.com
                             Phone: (831) 768 - 4800
                              Fax: (831) 722 - 6794

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